Exhibit 3.1
CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
PARK HOTELS & RESORTS INC.
Park Hotels & Resorts Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:
FIRST: The Corporation was incorporated under the name “Hilton Hotels Corporation”, and the original certificate of incorporation was set forth in a Certificate of Consolidation filed with the Secretary of State of the State of Delaware on May 29, 1946 (such certificate of incorporation, as amended, the “Existing Certificate of Incorporation”).
SECOND: The Existing Certificate of Incorporation of the Corporation was amended and restated on April 29, 2019 (the “Amended and Restated Certificate of Incorporation”).
THIRD: Section 9.1 of Article IX of the Amended and Restated Certificate of Incorporation shall be amended to read as follows:

[“]ARTICLE IX

Section 9.1    Limitation on Liability of Directors and Officers. No director or officer of the Corporation will have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Neither the amendment nor the repeal of this Article IX shall eliminate or reduce the effect thereof in respect of any state of facts existing or act or omission occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, prior to such amendment or repeal.[”]
FOURTH: The foregoing amendment to the Amended and Restated Certificate of Incorporation of the Corporation (the “Amendment”) was adopted and approved by the Board of Directors of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.
FIFTH: The Amendment was adopted and approved by the holders of the requisite number of shares of the Corporation in accordance with applicable requirements of Section 242 of the General Corporation Law of the State of Delaware.
SIXTH: This Amendment shall be effective upon filing with the Secretary of State of the State of Delaware.
IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Thomas J. Baltimore, Jr., its Chairman, President and Chief Executive Officer this 19th day of April, 2024.
PARK HOTELS & RESORTS INC.

By: _/s/ Thomas J. Baltimore, Jr._
Name: Thomas J. Baltimore, Jr.
Title: Chairman, President and Chief Executive Officer